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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ----------------

                                Amendment No. 1

                                       to

                                 SCHEDULE 14D-1

              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                                      and

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                               ----------------

                              Global Crossing Ltd.
                           (Name of Subject Company)

                                 U S WEST, Inc.
                                    (Bidder)

                          Common Stock, $.01 Par Value
                        (Titles of Class of Securities)

                                CUSIP: G3921A100
              (CUSIP Number of Class of Securities) (Common Stock)

                                 U S WEST, Inc.
                             1801 California Street
                                Denver, CO 80202
                                 (303) 672-2700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of bidder)

                                   Copies to:

                             Dennis J. Block, Esq.
                         Cadwalader, Wickersham & Taft
                                100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000

                           Thomas O. McGimpsey, Esq.
                                 U S WEST, Inc.
                             1801 California Street
                                   Suite 5100
                                Denver, CO 80202
                                 (303) 672-2712
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  U S WEST, Inc. hereby amends and supplements its Schedule 14D-1 and 13D (the
"Statement") originally filed on May 21, 1999, with respect to the Offer by U
S WEST, Inc. to purchase 39,259,305 shares of Common Stock of Global Crossing Ltd., as set forth in this Amendment No. 1. Capitalized terms used herein and not otherwise defined shall have the meaning assigned such terms in the Statement.

Item 2. Identity and Background

  Attached as Exhibit (a)(8) to this Amendment No. 1 is Schedule I to the Offer to Purchase, which was included in the Offer to Purchase mailed to holders of the Company's Common Stock but was omitted, due to a technical error, from the original filing of the Statement.

Item 11. Material to be Filed as Exhibits

  Item 11 is hereby amended by the addition of the following exhibit:

    (a)(8) Schedule I to the Offer to Purchase.

                                       1
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                                   SIGNATURE

After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 24, 1999
                                          U S WEST, INC.

                                                 /s/ Thomas O. McGimpsey
                                          By: _________________________________
                                            Thomas O. McGimpsey
                                            Assistant Secretary and Senior
                                             Attorney

                                       2
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                                 EXHIBIT INDEX

  (a)(8) Schedule I to the Offer to Purchase.